As filed with the Securities and Exchange Commission on March 18, 2019

Registration No. 333-225624

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Five Point Holdings, LLC

(Exact name of registrant as specified in its charter)

Delaware	27-0599397
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15131 Alton Parkway, 4th Floor

Irvine, California 92618

(949) 349-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Alvarado

Chief Legal Officer, Vice President and Secretary

Five Point Holdings, LLC

15131 Alton Parkway, 4th Floor

Irvine, California 92618

Telephone: (949) 349-1000

Facsimile: (949) 349-1075

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Jonathan L. Friedman

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Class A Common Shares	42,763,078	$11.26	$481,512,258.28	$59,948.28

(1)

Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Class A Common Shares as reported on the New York Stock Exchange on June 12, 2018.

(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-225624) (the “Registration Statement”) is being filed for the purpose of amending the Registration Statement to reflect that the registrant is no longer a well-known seasoned issuer, as defined in Rule 405 under the Securities Act, because the worldwide market value of its outstanding common stock held by non-affiliates was less than $700 million as of the registrant’s most recent determination date. This Post-Effective Amendment is being filed to convert the Registration Statement to a non-automatic shelf registration statement. The prospectus included in the Registration Statement did not omit information in reliance on provisions of Rule 430B under the Securities Act that is available only to automatic shelf registration statements and contained all information required to be included in a Form S-3 filed in reliance on General Instruction I.B.3. All filing fees payable in connection with the registration of the shares of common stock covered by the Registration Statement were paid by the registrant at the time of the initial filing of the Registration Statement.

Prospectus

Five Point Holdings, LLC

39,588,179 Class A Common Shares

This prospectus relates to the offer and sale from time to time by certain shareholders of up to 39,588,179 of our Class A Common Shares. We are registering the offer and sale of Class A Common Shares by the selling shareholders to satisfy registration rights we granted to them in May 2016. The registration of the Class A Common Shares does not necessarily mean that any of the Class A Common Shares will be offered or sold by the selling shareholders.

The Class A Common Shares offered hereby by the selling shareholders may be sold through one or more underwriters, broker dealers or agents. If the Class A Common Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A Common Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” herein.

We will receive no proceeds from any sales of the Class A Common Shares but will incur expenses in connection with the offering. See “Selling Shareholders” and “Plan of Distribution.”

The Class A Common Shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “FPH.” On March 15, 2019, the closing sale price of the Class A Common Shares on the NYSE was $7.42 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements.

Investing in our securities involves a number of risks. See “Risk Factors” on page 4 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2019

i

ABOUT THIS PROSPECTUS

You should carefully read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms “Five Point Holdings, LLC,” the “Company,” “we,” “our” and “us” refer to Five Point Holdings, LLC and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You can also find these filings free of charge on our website at www.fivepoint.com. However, we are not incorporating the information contained on or accessible through our website (other than the specified SEC filings incorporated by reference in this prospectus) into this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 14, 2019;

•	our Current Reports on Form 8-K, filed with the SEC on February 20, 2019 and February 21, 2019; and

•

the description of our Class A Common Shares contained in our Registration Statement on Form 8-A, filed with the SEC on May 5, 2017, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Five Point Holdings, LLC

15131 Alton Parkway, 4th Floor

Irvine, California 92618

(949) 349-1000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and any documents incorporated by reference contain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements can often be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference, including the “Risk Factors” section of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

THE COMPANY

We are an owner and developer of mixed-use, master-planned communities in California. Our three existing communities have the general plan and zoning approvals necessary for the construction of thousands of homesites and millions of square feet of commercial space, and they represent a significant portion of the real estate available for development in three major markets in California—Los Angeles County, San Francisco County and Orange County.

We are primarily engaged in the business of planning and developing our three mixed-use, master-planned communities, and our principal source of revenue is the sale of residential and commercial land sites to homebuilders, commercial developers and commercial buyers. We may also retain a portion of the commercial and multi-family properties in our communities as income-producing assets. Our three communities are described below:

•

Newhall Ranch is a mixed-use, master-planned community in Los Angeles County that spans approximately 15,000 acres and is designed to include approximately 21,500 homes, approximately 11.5 million square feet of commercial space, approximately 50 miles of trails, approximately 275 acres of community parks and approximately 10,000 acres of protected open space.

•

Candlestick Point and The San Francisco Shipyard, located on approximately 800 acres of bayfront property in the City of San Francisco, is designed to include approximately 12,000 homesites, approximately 6.3 million square feet of commercial space, approximately 100,000 square feet of community space, artist studios and approximately 355 acres of parks and open space.

•

Great Park Neighborhoods is an approximately 2,100 acre mixed-use, master-planned community in Orange County that is designed to include approximately 9,500 homesites (including up to 1,056 affordable homesites), approximately 4.9 million square feet of commercial space, approximately 61 acres of parks and approximately 138 acres of trails and open space.

Our principal executive office is located at 15131 Alton Parkway, 4th Floor, Irvine, California 92618 and our telephone number is (949) 349-1000. We maintain a website at www.fivepoint.com. The information on our website is not incorporated by reference in this prospectus and you should not consider it a part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds upon any sale of Class A Common Shares by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus relates to periodic offers and sales of up to 39,588,179 Class A Common Shares by the selling shareholders listed and described below and their pledgees, donees and other successors in interest (collectively, the “selling shareholders”). The following table sets forth certain information with respect to the selling shareholders and their ownership of Class A Common Shares as of the date hereof. All information with respect to the selling shareholders and their ownership of Class A Common Shares has been furnished by or on behalf of the selling shareholders. The number of shares and percentage of beneficial ownership after this offering set forth below is based on 68,746,555 Class A Common Shares outstanding as of February 28, 2019. The number (and percentage) of Class A Common Shares in the table includes (i) Class A Common Shares currently outstanding and beneficially owned by the selling shareholder, (ii) Class A Common Shares issuable in exchange for currently outstanding Class A Common Units (“OP Units”) of Five Point Operating Company, LP, a Delaware limited partnership (the “Operating Company”), (iii) Class A Common Shares issuable in exchange for currently outstanding Class A Units (“TSC Units”) of The Shipyard Communities, LLC, a Delaware limited liability company (“TSC”) (or OP Units issued in exchange for such TSC Units), and (iv) Class A Common Shares issuable upon conversion of currently outstanding Class B Common Shares. Except as indicated below, none of the selling shareholders holds any position, office or has had any other material relationship with us, or any of our predecessors or affiliates, during the past three years. The selling shareholders may sell none, some or all of the Class A Common Shares offered hereby. There are currently no agreements, arrangements or understandings with respect to the sale of any of such shares. However, the number of Class A Common Shares that will be held by the selling shareholders after this offering set forth below assumes the sale of all Class A Common Shares offered hereby. In addition, the selling shareholders may have previously sold some or all of the shares set forth opposite their name in the table below.

	Shares Owned Prior to this Offering	Maximum Number of Shares Offered Hereby	Shares Owned After this Offering (assuming the sale of all shares offered hereby)
Name of Selling Shareholder			Number of Shares	Percentage of Class
Castlelake, L.P. (1)	25,190,186	25,111,593	78,593		*
Third Avenue Management LLC (2)	11,550,548	4,557,222	6,993,326	7.98%
Anchorage Capital Partners, L.P. (3)	3,241,469	3,241,469	—		*
ACMO REL Holdings, L.L.C. (3)	6,635,627	6,635,627	—		*
Serengeti Loxodon Onshore I Ltd (4)	12,213	12,213	—		*
Serengeti Loxodon Overseas I Ltd (4)	30,055	30,055	—		*

*	Represents beneficial ownership of less than 1%.
(1)

Shares are owned by the following persons: (1) Castlelake I, L.P. (“Castlelake I”) and TCS Diamond Solutions, LLC (“Diamond Solutions”), which may be deemed to be beneficially owned by Castlelake I GP, L.P. (“Castlelake I GP” and, together with Castlelake I and Diamond Solutions, the “Castlelake I Fund Entities”), solely as the general partner of Castlelake I and as the managing member of Diamond Solutions; (2) TCS II REO USA, LLC (“TCSII REO”) and HPSCP Opportunities, L.P. (“HPSCP”), which may be deemed to be beneficially owned by Castlelake II GP, L.P. (“Castlelake II GP” and, together with TCSII REO and HPSCP, the “Castlelake II Fund Entities”), solely as the general partner of TCSII REO and HPSCP; and (3) HFET Opportunities, LLC (“HFET”), which may be deemed to be beneficially owned by HFET REO USA, LLC (“HFET REO”), as the sole member of HFET, and by Castlelake III GP, L.P. (“Castlelake III GP” and, together with HFET and HFET REO, the “Castlelake III Fund Entities”), solely as the managing member of HFET and HFET REO; (4) Castlelake IV, L.P. (“Castlelake IV”) and Castlelake IV GP, L.P. (“Castlelake IV GP” and, together with Castlelake IV, the “Castlelake IV Fund Entities”); and (5) CL V Investment Solutions LLC (“Castlelake V”) and Castlelake V GP, L.P. (“Castlelake V GP” and, together with Castlelake V, the “Castlelake V Fund Entities”) and (6) COP Investing Partners, LLC. The shares may also be deemed to be beneficially owned by Castlelake, L.P. (“Castlelake”), solely as the investment manager of the Castlelake I Fund Entities, the Castlelake II Fund Entities, the Castlelake III Fund Entities, the Castlelake IV Fund Entities and the Castlelake V Fund Entities, and by Mr. Rory O’Neill, solely as the managing partner and chief executive officer of Castlelake and the managing member of COP Investing Partners, LLC. One of our directors, Evan Carruthers, is a managing partner of Castlelake. This information has been furnished by or on behalf of the indicated shareholder. The address for all of the foregoing persons is 4600 Wells Fargo Center, 90 South 7th Street, Minneapolis, MN 55402.
(2)

Shares are owned by Third Avenue Real Estate Value Fund, Third Avenue Real Estate Value Fund UCIT, Third Avenue Real Estate Select Fund LP, Third Avenue Small-Cap Value Fund, Third Avenue Small-Cap Select Fund LP Third Avenue Value Fund, Third Avenue Variable Series Trust and other separately managed accounts (collectively, the “Third Avenue Funds”). Third Avenue Management LLC is a U.S.-registered investment advisor with dispositive and voting authority over the Third Avenue Funds. Michael Winer, a member of our board of directors, was employed by Third Avenue Management LLC (or its predecessor) from May 1994 through February 2018, where he was a senior member of the investment team and managed the Third Avenue Real Estate Value Fund since its inception in 1998 and the Third Avenue Real Estate Opportunities Fund, L.P. since its inception in 2006. Mr. Winer retired from Third Avenue Management LLC on February 28, 2018. This information has been furnished by or on behalf of the indicated shareholder. The address for all of the foregoing persons is 622 Third Avenue, Suite 3200, New York, NY 10017.

(3)

The investment advisor of ACMO REL Holdings, L.L.C. (“REL”) and Anchorage Capital Partners, L.P. (“ACP”) is Anchorage Capital Group, L.L.C. (“Anchorage”), whose sole managing member is Anchorage Advisors Management, L.L.C. (“Anchorage Management”). Mr. Kevin Ulrich is the Chief Executive Officer of Anchorage and the senior managing member of Anchorage Management. As such, each of the foregoing persons may be deemed to have voting and dispositive power over the shares held by REL and ACP. The address for all of the foregoing persons is 610 Broadway, 6th Floor, New York, NY 10012.

(4)

Serengeti Loxodon Onshore I Ltd and Serengeti Loxodon Overseas I Ltd are managed by Serengeti Asset Management LP (“Serengeti”), whose managing partner is Joseph LaNasa III. Each of Serengeti and Joseph LaNasa III, in his capacity as managing partner of Serengeti, may be deemed to be a beneficial owner of such shares. The address for all of the foregoing persons is 632 Broadway, New York, NY 10012.

PLAN OF DISTRIBUTION

This prospectus relates to:

•	20,695,761 Class A Common Shares that are currently held by the selling shareholders;

•	up to 7,101,625 Class A Common Shares that may be issued, at our option, in exchange for an equal number of OP Units;

•

up to 11,785,127 Class A Common Shares that may be issued, at our option, in exchange for an equal number of (i) TSC Units or (ii) OP Units issued in exchange for an equal number of such TSC Units; and

•	up to 5,666 Class A Common Shares issuable upon conversion of up to 18,886,752 Class B Common Shares at a ratio of 0.0003 Class A Common Shares for each Class B Common Share.

The selling shareholders may sell all or a portion of the Class A Common Shares offered hereby from time to time in the future directly or through one or more underwriters, broker-dealers or agents. If the Class A Common Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A Common Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions through:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	the over-the-counter market;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	transactions in which broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling shareholders may also sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all Class A Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Common Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision under the Securities Act of 1933, as amended, or the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Class A Common Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the Class A Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Class A Common Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Class A Common Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Class A Common Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Class A Common Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholders will sell any or all of the Class A Common Shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class A Common Shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Class A Common Shares to engage in market-making activities with respect to the Class A Common Shares. All of the foregoing may affect the marketability of the Class A Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Class A Common Shares.

We will not receive any cash proceeds from our issuance of Class A Common Shares to the selling shareholders in exchange for OP Units or TSC Units or upon conversion of Class B Common Shares, or the sale by the selling shareholders of our Class A Common Shares pursuant to this prospectus. Each selling shareholder will bear the cost of any underwriting discounts and selling commissions related to their respective offering and sale of shares of Class A Common Shares pursuant to this prospectus. We may indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, or the selling shareholders will be entitled to contribution. We, our affiliates and our respective directors, officers, employees, agents and control persons may be indemnified by the selling shareholders against liabilities that may arise from any written information furnished to us by a selling shareholder specifically for use in this prospectus or we or they may be entitled to contribution.

DESCRIPTION OF CLASS A COMMON SHARES

Authorized Shares

Our Second Amended and Restated Limited Liability Company Agreement (“Operating Agreement”) authorizes our board of directors to issue an unlimited number of additional shares and options, rights, warrants and appreciation rights relating to such shares for consideration or for no consideration and on the terms and conditions established by our board of directors in its sole discretion without the approval of any shareholders. Our Operating Agreement currently authorizes the issuance of Class A Common Shares, Class B Common Shares and preferred shares. Our Operating Agreement permits us to issue Class B Common Shares only in connection with the issuance of OP Units, TSC Units, a subdivision of Class B Common Shares or a distribution payable in Class B Common Shares solely to record holders of Class B Common Shares.

Class A Common Shares

Our Class A Common Shares represent Class A limited liability company interests in Five Point Holdings, LLC and entitle the holder thereof to such rights, powers and duties with respect to Five Point Holdings, LLC as are provided for under our Operating Agreement and the Delaware Limited Liability Company Act (the “Delaware LLC Act”). Upon payment in full of the consideration payable with respect to our Class A Common Shares, as determined by our board of directors, holders of such shares will not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware LLC Act). Holders of our Class A Common Shares do not have preemptive, redemption, conversion or subscription rights.

Voting Rights

Holders of our Class A Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Holders of our Class A Common Shares are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of our Class A Common Shares and holders of our Class B Common Shares present in person or represented by proxy, voting together as a single class. Holders of our Class A Common Shares and holders of our Class B Common Shares vote together as a single class on all matters on which shareholders are generally entitled to vote, except that holders of each class are entitled to vote separately as a class with respect to amendments to our Operating Agreement that would alter or change the powers, preferences or special rights of the shares of that class so as to affect the rights of that class adversely relative to the other class. Holders of our Class A Common Shares and holders of our Class B Common Shares are not entitled to vote as separate classes with respect to any amendments to our Operating Agreement that have the same effect on both such classes.

Distribution Rights

Holders of our Class A Common Shares share ratably (based on the number of Class A Common Shares held) in any distributions declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of distributions and to any restrictions on the payment of distributions imposed by the terms of any outstanding preferred shares. Distributions consisting of Class A Common Shares may be paid only to holders of Class A Common Shares and will be paid proportionally with respect to each outstanding Class A Common Share.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, holders of our Class A Common Shares will be entitled to receive our remaining assets available for distribution on a pro rata basis (based on the number of Class A Common Shares held on an as-converted basis).

Other Matters

In the event of our merger or consolidation with or into another entity in connection with which our Class A Common Shares are converted into or exchangeable for shares, other securities or property (including cash), all holders of Class A Common Shares will thereafter be entitled to receive the same kind and amount of shares and other securities and property (including cash).

Class B Common Shares

Our Class B Common Shares represent Class B limited liability company interests in Five Point Holdings, LLC and entitle the holder thereof to such rights, powers and duties with respect to Five Point Holdings, LLC as are provided for under our Operating Agreement and the Delaware LLC Act. Upon payment in full of the consideration payable with respect to our Class B Common Shares, holders of such shares will not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware LLC Act). Holders of our Class B Common Shares do not have preemptive, redemption or subscription rights.

Voting Rights

Holders of our Class B Common Shares are generally entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. However, no holder of our Class B Common Shares is entitled to more votes than the total number of OP Units and TSC Units owned by such holder. Holders of our Class B Common Shares are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of our Class B Common Shares and holders of our Class A Common Shares present in person or represented by proxy, voting together as a single class. Holders of our Class A Common Shares and holders of our Class B Common Shares vote together as a single class on all matters on which shareholders are generally entitled to vote, except that holders of each class are entitled to vote separately as a class with respect to amendments to our Operating Agreement that would alter or change the powers, preferences or special rights of the shares of that class so as to affect the rights of that class adversely relative to the other class. Holders of our Class A Common Shares and holders of our Class B Common Shares are not entitled to vote as separate classes with respect to any amendments to our Operating Agreement that have the same effect on both such classes.

Distribution Rights

Holders of our Class B Common Shares are entitled to receive distributions of the same type and at the same time as any distributions payable on our outstanding Class A Common Shares, in an amount per Class B Common Share equal to 0.0003 multiplied by the amount per Class A Common Share.

Exchange Rights

All of our Class B Common Shares were issued, and in the future will be issued, only to holders of OP Units and TSC Units, with one share issued for each unit held by such holder. If a holder of our Class B Common Shares (1) exchanges any of its OP Units (including OP Units issued in exchange for TSC Units) whether for cash or our Class A Common Shares or (2) transfers such shares to anyone other than certain permitted transferees, then such Class B Common Shares will automatically be converted into 0.0003 Class A Common Shares for each Class B Common Share.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, holders of our Class B

Common Shares and holders of our Class A Common Shares will be entitled to receive our remaining assets available for distribution on a pro rata basis (based on the number of Class A Common Shares held on an as-converted basis).

Transfer Restrictions

A holder of Class B Common Shares is generally not permitted to transfer its Class B Common Shares unless such transfer is (1) part of a concurrent permitted transfer of an equal number of OP Units or TSC Units to the same transferee and (2) complies with the limited partnership agreement of the Operating Company or the limited liability company agreement of TSC, as applicable.

Preferred Shares

Under our Operating Agreement, our board of directors may from time to time establish and cause us to issue one or more classes or series of preferred shares and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such classes or series. Accordingly, our board of directors, without shareholder approval, may issue preferred shares with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our Class A Common Shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our Class A Common Shares, may adversely affect the voting and other rights of the holders of our Class A Common Shares and could have the effect of delaying, deferring or preventing a change of control or other corporate action. No preferred shares are currently outstanding, and we have no present plans to issue any preferred shares.

Listing

Our Class A Common Shares are listed on the NYSE under the symbol “FPH.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Shares is Computershare Trust Company, N.A.

Operating Agreement

Organization and Duration

The Company was formed as a Delaware limited liability company on July 21, 2009 under the name “Newhall Holding Company, LLC” and was renamed “Five Point Holdings, LLC” on May 2, 2016. The Company will continue in full force and effect until dissolved in accordance with our Operating Agreement and the Delaware LLC Act.

Purpose

Under our Operating Agreement, we are permitted to engage, directly or indirectly, in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and to conduct any and all activities related to such business activity.

Tax Classification

We are treated as a corporation for U.S. federal income tax purposes. As a result, an owner of our shares does not report our items of income, gain, loss and deduction on its U.S. federal income tax return, nor does an owner of our shares receive a Schedule K-1. Our shareholders also are not subject to state income tax filings in the various states in which we conduct operations as a result of owning our shares. Distributions on our shares are treated as dividends on corporate stock for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits and are reported on Form 1099, to the extent applicable. Our board of directors cannot revoke or change our election to be treated as a corporation for U.S. federal income tax purposes without the approval of a majority of the total combined voting power of our outstanding Class A Common Shares and Class B Common Shares, voting together as a single class.

Agreement to be Bound by our Operating Agreement; Power of Attorney

Anyone who acquires our Class A Common Shares will automatically be admitted as a member of Five Point Holdings, LLC and will be bound by the terms of our Operating Agreement. Pursuant to our Operating Agreement, each shareholder and each person who acquires a Class A Common Share or a Class B Common Share from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our Operating Agreement and certificate of formation.

Duties of Officers and Directors; Conflicts of Interest

Our Operating Agreement provides that our business and affairs are managed under the direction of our board of directors, which has the power to appoint our officers. Our Operating Agreement provides that, except as otherwise provided therein, the duties and obligations owed to us and our shareholders by our officers and directors are the same as the respective duties of care and loyalty owed by the officers and directors of a corporation organized under the General Corporation Law of the State of Delaware (the “DGCL”) to their corporation and stockholders, respectively.

Our Operating Agreement provides that each of our directors who is not also one of our officers or employees (along with his or her respective affiliates) will have no duty to refrain from: (1) engaging in the same or similar activities or lines of business in which we or our affiliates now engage or in which we propose to engage or (2) otherwise competing with us or our affiliates. In addition, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for himself or herself or his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and may take any such opportunity or offer it to another person or entity, unless such opportunity was expressly offered to such person solely in his or her capacity as our director.

In the event a potential conflict of interest exists or arises between any of our directors or their respective affiliates, on the one hand, and us or any of our subsidiaries, on the other hand, our Operating Agreement provides that any resolution or course of action approved or undertaken by our board of directors or the affiliates of our directors will be deemed approved by all of our shareholders, and will not constitute a breach of our Operating Agreement, of any agreement contemplated by our Operating Agreement or of any duty (including any fiduciary duty), if such resolution or course of action is (1) approved by a majority of the members of our conflicts committee, which is composed of independent directors, or complies with any rules or guidelines established by our conflicts committee with respect to categories of actions that are deemed approved by our conflicts committee, (2) approved by shareholders holding a majority of our shares whose votes may be cast in the election of our directors that are held by disinterested parties, (3) on terms no less favorable to us than those generally provided to or available from unrelated third parties or (4) fair and reasonable to us taking into account the totality of relationships of the parties involved. In addition, our Operating Agreement provides that all conflicts of interest described in this prospectus are deemed to have been specifically approved by all of our shareholders.

Election of Members of Our Board of Directors

Our Operating Agreement provides that our board of directors shall consist of no fewer than three directors or more than thirteen directors, and the exact number of our directors will be fixed from time to time by our board of directors. The number of directors of our board of directors is currently fixed at thirteen directors. Our board of directors is divided into three classes. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual meeting. The current terms of the Class I, Class II, and Class III directors will expire, respectively, on the dates of the first, second and third annual meetings of shareholders after the Company’s initial public offering. Rick Beckwitt and William Browning serve as Class I directors; Kathleen Brown, Gary Hunt, Jon Jaffe, Michael Rossi and Michael Winer serve as Class II directors; Emile Haddad, Evan Carruthers, Jonathan Foster and Stuart Miller serve as Class III directors. Each director serves from the time of election and qualification until the third annual meeting following such election and until his or her successor is duly elected or qualified, or until his or her earlier death, resignation or removal. Any vacancy on our board of directors that results from an increase in the size of our board of directors may only be filled by the affirmative vote of a majority of our directors then in office, provided that a quorum is present. Any other vacancy on our board of directors may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum is present, or by a sole remaining director.

Removal of Members of Our Board of Directors

Our Operating Agreement provides that directors may be removed only for cause by the affirmative vote of at least a majority of the voting power of the issued and outstanding Class A Common Shares and Class B Common Shares then entitled to vote in the election of directors, voting together as a single class. The vacancy in the board of directors caused by any such removal will be filled by the affirmative vote of a majority of our directors then in office.

Limited Liability

The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act will be liable to the Company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the Company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the Company, would exceed the fair value of the assets of the Company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the Company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the Company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from our Operating Agreement.

Limitations on Liability and Indemnification of Our Directors and Officers

Our Operating Agreement provides that our directors and officers are not liable to us or our shareholders unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such director or officer breached his or her duty of loyalty or committed an act or omission in bad faith or which involved intentional misconduct or a knowing violation of law.

Our Operating Agreement includes provisions that indemnify our directors and officers against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any of our directors or officers may be involved, or is threatened to be involved, as a party or otherwise, by reason of being or having been one of our directors or officers. However, our directors and officers shall not be indemnified if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such director or officer is seeking indemnification, the director or officer breached his or her duty of loyalty or committed an act or omission in bad faith or which involved intentional misconduct or a knowing violation of law.

Our Operating Agreement also provides that expenses (including legal fees and expenses) incurred by our officers and directors in defending or otherwise participating in any indemnification claim, demand, action, suit or proceeding shall be advanced by us, prior to a final and non-appealable determination that such director and officer is not entitled to be indemnified, upon receipt by us of an undertaking by or on behalf of such director or officer to repay such amounts if it ultimately shall be determined that such director or officer is not entitled to be indemnified.

The limitation of liability and indemnification provisions in our Operating Agreement may discourage shareholders from bringing a lawsuit against our directors and officers. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. However, these provisions will not alter the liability of directors under the federal securities laws. Your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is being sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Amendment of Our Operating Agreement

Amendments to our Operating Agreement may be proposed only by or with the consent of our board of directors. Except as set forth below, our board of directors may, without the approval of any of our shareholders, amend any provision of our Operating Agreement.

The following amendments to our Operating Agreement cannot be made without the approval of a majority of the total combined voting power of our outstanding Class A Common Shares and Class B Common Shares, voting together as a single class and, to the extent that such amendment would affect the rights of a class adversely relative to the other class, by a majority of the votes entitled to be cast by holders of the class that would be adversely affected:

•	make our shareholders personally liable for our debts, obligations or liabilities;

•	modify the right for our shareholders to have business interests and engage in business activities that may directly compete with us or our subsidiaries;

•

except as otherwise provided for in our Operating Agreement, change the powers, preferences and rights of the holders of Class A Common Shares without a corresponding change in the powers, preferences and rights of the holders of Class B Common Shares, or vice versa;

•	change the terms by which Class B Common Shares convert into Class A Common Shares;

•	change the ratio of Class A Common Shares to Class B Common Shares as a result of any subdivision or combination of common shares;

•	modify the terms under which Class B Common Shares are entitled to receive distributions in connection with distributions on the Class A Common Shares, or vice versa, including in liquidation;

•	modify the duties of our directors and officers to us and our shareholders;

•	modify our election to be taxed as a corporation, or change the terms or procedures by which we may revoke or change that election;

•	change the terms and procedures by which we may conduct a liquidation;

•	modify the terms under which our board of directors may elect to dissolve the Company;

•	modify the terms under which our Operating Agreement may be amended;

•

modify the terms and procedures by which certain business formation transactions may be approved or consummated, including a merger, consolidation or conversion, and sale of all or substantially all of our assets;

•	modify when holders of our Class A Common Shares and Class B Common Shares must vote as a single class;

•	change the number of votes that may be cast by each Class A Common Share or Class B Common Share; or

•	modify the provision that prohibits cumulative voting rights by holders of Class A Common Shares and Class B Common Shares.

The following amendments can only be made with the approval of holders of at least two-thirds of the total combined voting power of our outstanding Class A Common Shares and Class B Common Shares, voting together as a single class:

•	modify the size, classification, term or procedures for election of our board of directors;

•	modify the procedures by which vacancies on the board of directors are filled;

•	modify the provisions relating to resignation and removal of our directors;

•	modify the provision that prohibits our shareholders from taking action by written consent;

•	change the procedures by which a special meeting of our shareholders may be called; or

•

modify the designation of the Court of Chancery of the State of Delaware as the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, agents or shareholders to us or our shareholders, (3) any action asserting a claim against us or any of our directors, officers, employees, agents or shareholders arising out of or relating to any provision of the Delaware LLC Act or our Operating Agreement or (4) any action asserting a claim against us or any of our directors, officers, employees, agents or shareholders governed by the internal affairs doctrine of the State of Delaware.

In addition, our Operating Agreement cannot be amended to modify any provision that provides any shareholder with the right to approve any action that would result in eliminating or reducing such approval rights without the approval of shareholders whose outstanding voting power is equal or greater than the voting requirement for such action in the provision.

Merger, Consolidation or Conversion, or Sale or Other Disposition of Assets

Our board of directors is generally prohibited, without the prior approval of a majority of the total combined voting power of our outstanding Class A Common Shares and Class B Common Shares, voting together as a single class, from causing us to, among other things:

•	merge or consolidate with one or more entities;

•	convert into another entity; or

•	sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions.

However, our board of directors in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the approval of any shareholder.

If the conditions specified in our Operating Agreement are satisfied, our board of directors may convert or merge us into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity that will be treated as a corporation for U.S. federal income tax purposes, in each case, without any approval of our shareholders.

Our shareholders are not entitled to dissenters’ rights of appraisal under our Operating Agreement or the Delaware LLC Act in the event of a merger, consolidation or conversion, a sale of all or substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited liability company until terminated under our Operating Agreement. We will dissolve upon:

•

the election of our board of directors to dissolve us, if approved by a majority of the total combined voting power of our outstanding Class A Common Shares and Class B Common Shares, voting together as a single class;

•	the entry of a decree of judicial dissolution; or

•	at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Books and Reports

We are required to keep appropriate books of our business, or electronic access to them, at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting purposes, our fiscal year is the calendar year ending December 31. For tax purposes, our fiscal year end is the same as for financial reporting purposes.

Anti-Takeover Effects of Our Operating Agreement

Our Operating Agreement contains provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A Common Shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other shareholders. These provisions include the following:

•

Our Operating Agreement provides for a classified board. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding common shares from obtaining control of our board of directors until our second annual shareholders meeting following the date the acquirer obtains the controlling interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

•

Our Operating Agreement provides that directors may be removed only for cause and only by the affirmative vote of at least a majority of the voting power of the issued and outstanding capital shares then entitled to vote in the election of directors, voting together as a single class. Furthermore, any vacancy on our board of directors that results from an increase in the size of our board of directors may only be filled by the affirmative vote of a majority of our directors then in office, provided that a quorum is present. Any other vacancy on our board of directors may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum is present, or by a sole remaining director.

•	Our Operating Agreement provides that shareholder action may be taken only at an annual meeting or special meeting of shareholders and may not be taken by written consent.

•

Our Operating Agreement provides that special meetings of the shareholders may be called only upon the request of our Chairman or our President, and will be called by our Chairman or our President at the written request of (1) holders of shares entitling the holders to cast a majority of the votes entitled to be cast in the election of directors, (2) our board of directors or (3) a committee of the board of directors empowered to call shareholder meetings. Our Operating Agreement prohibits the conduct of any business at a special meeting other than as specified in the notice for such meeting.

•

Our Operating Agreement establishes advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a shareholder must comply with the advance notice requirements. Our Operating Agreement allows the presiding officer at a meeting of the shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•

Our Operating Agreement authorizes us to issue additional shares without any shareholder approval. However, the listing requirements of the NYSE, which will apply whenever our Class A Common Shares are listed on the NYSE, require shareholder approval of certain issuances of shares equal to or exceeding 20% of the then outstanding voting power or then outstanding number of common shares. Additional shares may be utilized for a variety of corporate purposes, including future public offerings, corporate acquisitions and employee benefit plans.

Our ability to issue additional shares may enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their Class A Common Shares at prices higher than prevailing market prices.

•

Section 203 of the DGCL, which restricts certain business combinations involving Delaware corporations and interested stockholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our Operating Agreement provides that Section 203 of the

DGCL will be deemed to apply to us as if we were a Delaware corporation. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested shareholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the outstanding voting shares of a company. However, “interested shareholder” in our Operating Agreement does not include Lennar Corporation, Castlelake, L.P. or any other person that subsequently acquires their interest in a transaction approved by our board of directors.

•

Our Operating Agreement provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our shareholders, (3) any action asserting a claim against us or any of our directors, officers or employees arising pursuant to any provision of the Delaware LLC Act or our Operating Agreement or (4) any action asserting a claim against us or any of our directors, officers or employees governed by the internal affairs doctrine of the State of Delaware. In the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware. Failure to enforce the foregoing provisions would cause us irreparable harm and we are entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in our shares will be deemed to have notice of and consented to the foregoing provisions.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax consequences generally applicable to the ownership and disposition of our Class A Common Shares by an investor that acquires our Class A Common Shares from the selling shareholders pursuant to this offering and that holds such shares as capital assets (generally, for investment). This summary is based upon the Internal Revenue Code, existing and proposed U.S. Treasury regulations, IRS rulings and pronouncements and judicial decisions in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations.

This summary does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances, nor does it address the Medicare tax on net investment income, the alternative minimum tax or any aspects of U.S. federal estate and gift, state, local or non-U.S. taxes. This discussion does not address holders subject to special tax treatment under the U.S. federal income tax laws (including banks, insurance companies and other financial institutions, tax-exempt organizations, partnerships or other pass-through entities, real estate investment trusts, regulated investment companies, dealers in securities or currency, persons who hold our Class A Common Shares as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction or integrated transaction, U.S. holders who have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, or companies that accumulate earnings to avoid U.S. federal income tax and former U.S. citizens or residents).

If a partnership or other pass-through entity holds our Class A Common Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner or member and the activities of the partnership or other entity. Partnerships or other pass-through entities that hold our Class A Common Shares and partners or members in these partnerships or other entities should consult their tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of our Class A Common Shares.

The discussion included herein is only a summary. Accordingly, each prospective investor should consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our Class A Common Shares.

Corporate Status

We have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, an owner of our shares will not report our items of income, gain, loss and deduction on its U.S. federal income tax return, nor will an owner of our shares receive a Schedule K-1. Our shareholders also will not be subject to state income tax filings in the various states in which we conduct operations as a result of owning our shares. Distributions on our shares will be treated as dividends on corporate stock for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, and will be reported on Form 1099, to the extent applicable.

U.S. Holders

For purposes of this discussion, a U.S. holder is any beneficial owner that for U.S. federal income tax purposes is not an entity classified as a partnership and is either:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created in or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

We do not anticipate paying cash distributions on our Class A Common Shares. If, however, we make distributions of cash or property on our Class A Common Shares, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Under current law, distributions constituting dividend income received by an individual in respect of our Class A Common Shares are generally subject to tax at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income, provided certain holding period requirements are satisfied. Distributions on our Class A Common Shares constituting dividend income paid to U.S. holders that are U.S. corporations will generally qualify for the dividends received deduction, subject to various limitations. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. holder’s adjusted tax basis in its Class A Common Shares, but not below zero. Any excess will be treated as gain from the sale of stock and will be treated as described under the section titled “Dispositions” below.

Dispositions

A U.S. holder generally will recognize capital gain or loss on a sale, exchange, certain redemptions or other taxable disposition of our Class A Common Shares equal to the difference, if any, between the amount realized upon the disposition of such Class A Common Shares and the U.S. holder’s adjusted tax basis in those shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares disposed of exceeds one year at the time of disposition. Long-term capital gains of non-corporate taxpayers are generally subject to tax at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Non-U.S. Holders

The discussion in this section is addressed to holders of our Class A Common Shares that are “non-U.S. holders.” You are a non-U.S. holder if you are a beneficial owner of our Class A Common Shares and not a U.S. holder for U.S. federal income tax purposes.

Distributions

Generally, a distribution treated as a dividend will be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its Class A Common Shares (but not below zero). Any excess will be treated as gain from the sale of stock and will be treated as described under the section titled “Dispositions” below. Generally, a non-U.S. holder must certify as to its status, and to any right to reduced withholding under an applicable income tax treaty, on a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable, in order to obtain the benefit of such right. If, however, the non-U.S. holder provides an IRS Form W-8ECI, certifying that the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, the dividend will not be subject to withholding. Instead, such dividends are subject to U.S. federal income tax at regular rates applicable to U.S. persons generally and, for corporate holders, may also be subject to a 30% “branch profits tax” unless you qualify for a lower rate under an applicable U.S. income tax treaty.

Dispositions

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our Class A Common Shares unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of trade or business in the United States and, in some instances if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the tax year of the disposition and meets certain other conditions; or

•

we are or have been a “U.S. real property holding corporation” under Section 897 of the Code during the applicable statutory period and the non-U.S. holder’s shares in us represent a “U.S. real property interest” under the Foreign Investment in Real Property Tax Act.

We believe we are currently a U.S. real property holding corporation for U.S. federal income tax purposes. However, even as a U.S. real property holding corporation, a non-U.S. holder (without the connections to the United States described in the preceding paragraph) will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our Class A Common Shares, provided that the non-U.S. holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of our Class A Common Shares, and our Class A Common Shares continue to be regularly traded on an established securities market for U.S. federal income tax purposes. If we are or have been a U.S. real property holding corporation and the above exception does not apply, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common shares as well as to withholding tax, generally at a rate of 15% on the proceeds. Any amount withheld pursuant to a withholding tax will be creditable against a non-U.S. holder’s U.S. federal income tax liability.

Withholding Rules Pursuant to the Foreign Account Tax Compliance Act

Pursuant to the Foreign Account Tax Compliance Act (commonly known as “FATCA”), withholding at a rate of 30% generally will be required in certain circumstances on dividends in respect of our Class A Common Shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons, that institution complies with the terms of an intergovernmental agreement between the jurisdiction of which the institution is a tax resident and the United States, or an exception applies. Accordingly, the entity through which Class A Common Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, Class A Common Shares held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us (or another applicable withholding agent) that such entity does not have any “substantial U.S. owners” or (2) provides certain information regarding the entity’s “substantial U.S. owners,” which we (or another applicable withholding agent) will in turn provide to the U.S. Treasury. We will not pay any additional amounts to holders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of these rules on their investment in Class A Common Shares.

Information Reporting and Backup Withholding

You generally will be required to comply with certain certification procedures to establish that you are not a U.S. person in order to avoid backup withholding with respect to dividends or the proceeds of a disposition of Class A Common Shares. In addition, we are required to annually report to the IRS and you the amount of any distributions paid to you, regardless of whether we actually withheld any tax. Copies of the information returns reporting such distributions and the amount withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain required information is provided on a timely basis to the IRS.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP has provided an opinion regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters.

EXPERTS

The financial statements, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Accounting Standards Codification No. 606), which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant.

Securities and Exchange Commission Registration Fee	$59,948
Accounting Fees and Expenses	$45,000
Legal Fees and Expenses (other than Blue Sky)	$85,000
Printing Expenses	$5,000

Total	$194,948

Item 15. Indemnification of Directors and Officers.

Our Second Amended and Restated Limited Liability Company Agreement (“Operating Agreement”) provides that our directors and officers are not liable to us or our shareholders unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such director or officer breached his or her duty of loyalty or committed an act or omission in bad faith or which involved intentional misconduct or a knowing violation of law.

Our Operating Agreement includes provisions that indemnify our directors and officers against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any of our directors or officers may be involved, or is threatened to be involved, as a party or otherwise, by reason of being or having been one of our directors or officers. However, our directors and officers shall not be indemnified if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such director or officer is seeking indemnification, the director or officer breached his or her duty of loyalty or committed an act or omission in bad faith or which involved intentional misconduct or a knowing violation of law.

Our Operating Agreement also provides that expenses (including legal fees and expenses) incurred by our officers and directors in defending or otherwise participating in any indemnification claim, demand, action, suit or proceeding shall be advanced by us, prior to a final and non-appealable determination that such director and officer is not entitled to be indemnified, upon receipt by us of an undertaking by or on behalf of such director or officer to repay such amounts if it ultimately shall be determined that such director or officer is not entitled to be indemnified.

The limitation of liability and indemnification provisions in our Operating Agreement may discourage shareholders from bringing a lawsuit against our directors and officers. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. However, these provisions will not alter the liability of directors under the federal securities laws. Our shareholders may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is being sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. List of Exhibits.

The Exhibits to this registration statement are listed in the Exhibit Index on page II-4.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

3.1	Certificate of Formation of Five Point Holdings, LLC (incorporated by reference to Exhibit 3.1 to Five Point Holdings, LLC’s Registration Statement on Form S-11 filed on April 7, 2017).

3.2	Second Amended and Restated Limited Liability Company Agreement of Five Point Holdings, LLC (incorporated by reference to Exhibit 3.1 to Five Point Holdings, LLC’s Current Report on Form 8-K dated May 15, 2017).

4.1*	Specimen of Class A Common Share Certificate.

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on March 18, 2019.

FIVE POINT HOLDINGS, LLC
By:	/s/ Emile Haddad
Name: Emile Haddad
Title: Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Emile Haddad Emile Haddad	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 18, 2019
* Erik Higgins	Chief Financial Officer and Vice President (Principal Financial Officer)	March 18, 2019
* Rick Beckwitt	Director	March 18, 2019
* Kathleen Brown	Director	March 18, 2019
* William Browning	Director	March 18, 2019
* Evan Carruthers	Director	March 18, 2019
* Jonathan Foster	Director	March 18, 2019
* Gary Hunt	Director	March 18, 2019
* Jon Jaffe	Director	March 18, 2019
* Stuart A. Miller	Director	March 18, 2019

Signature	Title	Date
* Michael Rossi	Director	March 18, 2019
* Michael Winer	Director	March 18, 2019

* By:	/s/ Emile Haddad
Emile Haddad
Attorney in fact